Exhibit 99.1

31 JANUARY, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --31/01/08 -- Kodiak Energy, Inc.
(OTCBB: KDKN.OB)and (TSXV:KDK)

("Kodiak" or the "Corporation") is pleased to announce commencement of its exploration/development program for its New Mexico properties and provide a operations update to the project.

Kodiak is the operator with 100% working interest in the project comprising of approximately 57,000 acres in northeastern New Mexico.

Kodiak continues to define the New Mexico CO2 project in multiple parallel paths. We have acquired additional lands through the state land auction process and have tendered offers to private holders of mineral leases, which if successful will increase our land position by approximately 25%. A 38 mile seismic program has been defined and Kodiak is currently obtaining bids on equipment, licensing process started and the program is expected to commence within 30 to 45 days. In addition, work is very actively being progressed to obtain a drilling rig for a 3-4 well drilling program. Four drill locations have been surveyed and licensing has been initiated. This drilling program combined with the seismic program will assist to further define the project with testing for deliverability, pay thicknesses, reserve estimates, helium potential and other hydrocarbons and thus overall project economics. An engineering report is expected to be commissioned upon obtaining results. Work is ongoing to identify a potential deeper gas/oil target. The seismic will help to define this, and depending upon results, a drilling license will be applied for this target also.

Engineering firms have been contracted to assist with completion of a Plan of Development (POD) which will lead to a detailed plan for this project for the next 5 - 10 years, to maximize the return of investment and determine the optimum capitalization plan for the project. Targets are May 1, 2008 for POD, financing sourced by July 1, 2008, sufficient engineering complete by September 1, 2008 for a Construction start very soon afterwards. Target goal of first production of commercial volumes of CO2 by end of 2008. CO2 would be sold into the existing pipeline systems feeding the Permian Basin. Target dates are subject to change as new information becomes available

Kodiak Energy, Inc is a Calgary based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com